Exhibit 10.1

November 6, 2017

Dear Ron:

I am very pleased to outline in this letter (the “Offer Letter”) the terms and conditions on which we are offering you employment with S. & D. Coffee, Inc. (the “Company”), a subsidiary of Cott Corporation (“Cott”), in the position of Chief Executive Officer of the Company. This Offer Letter will not constitute an agreement unless and until it has been fully executed by both parties. Please note that this Offer Letter does not contemplate a contract or promise of employment for any specific term; you will be an at-will employee at all times. To the extent not defined herein, capitalized terms shall have the meanings provided in Exhibit A hereto.

1. Position and Duties.

1.1 Position. Subject to the terms and conditions hereof, you will be employed by the Company as the Chief Executive Officer, effective as of the date hereof (the “Employment Date”).

1.2 Responsibilities.

(a) As the Company’s Chief Executive Officer, you will report to the Chief Executive Officer of Cott Corporation and have such duties and responsibilities as may be assigned to you from time to time by the Chief Executive Officer.

(b) You agree to devote all of your business time and attention to the business and affairs of the Company and, upon request, Cott and its Affiliates, and to discharge the responsibilities assigned to you. This shall not preclude you from (i) serving on the boards of directors of a reasonable number of charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing your personal affairs, so long as these activities do not interfere with the performance of your duties and responsibilities.

1.3 No Employment Restriction. You hereby represent and covenant that your employment by the Company does not violate any agreement or covenant to which you are subject or by which you are bound and that there is no such agreement or covenant that could restrict or impair your ability to perform your duties or discharge your responsibilities to the Company.

1.4 Term. The Company agrees to employ you pursuant to the terms of this Offer Letter, and you agree to be so employed, commencing as of the Employment Date and continuing until such time as your employment is terminated in accordance with Sections 4 and 5 hereof. The period of time between the Employment Date and the termination of your employment hereunder shall be referred to herein as the “Employment Term.”

2. Remuneration.

2.1 Base Salary. Your annual base salary will initially be at the rate of $1,000,000 per year (“Annual Base Salary”), paid on a bi-weekly basis (or such other basis as the Company may later adopt), prorated for any partial periods based on the actual number of days in the applicable period.

2.2 Annual Bonus. You will be eligible to participate in the Company’s annual bonus plan and may earn a bonus based upon the achievement of specified performance goals. The amount of your target bonus is one hundred percent (100%) of your Annual Base Salary. The bonus year is the Company’s fiscal year. Please note that the bonus plan is entirely discretionary, and the Company reserves in its absolute discretion the right to terminate or amend it or any other bonus plan that may be established.

3. Benefits.

3.1 Benefit Program. You will continue to be eligible to participate in the Company’s benefit programs generally available to other senior executives of the Company. The Company’s benefit programs include health, disability and life insurance benefits. Employee contributions are required for the Company’s benefit programs.

3.2 401(k) Plan. In addition, you will continue to be eligible to continue to participate in the Company’s 401(k) Savings and Retirement Plan.

3.3 Vacation; Personal Time. You will be entitled to five (5) weeks’ vacation and one (1) week of personal time per calendar year. All earned vacation and personal time must be taken in the year in which it is earned; otherwise it shall be forfeited. If you should leave the Company, the value of any unearned vacation and personal time taken by you prior to your separation will be considered a debt to the Company. All vacation and personal time periods require the approval of Mr. Fowden.

3.4 Reimbursement. You will be reimbursed for expenses reasonably incurred in connection with the performance of your duties in accordance with the Company’s policies as established from time to time.

3.5 No Other Benefits. You will not be entitled to any benefit or perquisite other than as specifically set out in this Offer Letter or separately agreed to in writing by the Company.

4. Separation; Payments and Entitlements Upon a Separation.

4.1 Termination. The Company may terminate your employment: (a) immediately for Cause, (b) upon your Disability, or (c) upon thirty (30) days’ notice for any other reason or no reason. Your employment with the Company will terminate upon your death.

4.2 Termination By the Company Without Cause or By You with Good Reason. Subject to Sections 4.3, 7.9, and 9.11, if your employment is terminated following the Employment Date (i) by the Company without Cause other than by reason of your Disability or (ii) by you for Good Reason, you will be entitled to the following payments and entitlements:

(a) Cash Payment. You will receive a cash payment in an amount equal to the sum of (1) twelve (12) months of your then Annual Base Salary, and (2) the average of the bonus received by you in the two most recently completed calendar years or, if you have not been in the employ of the Company for the two most recent completed calendar years, your target bonus amount (the “Cash Payment Amount”). The Cash Payment Amount will be paid in a lump sum, less all applicable withholding taxes, within thirty (30) days after your separation date, except in the case of an involuntary termination that is part of a group termination program, in which case the payment shall be made within sixty (60) days after your separation date. The Cash Payment Amount will not be considered as compensation for purposes of determining benefits under any other qualified or non-qualified plans of the Company.

(b) Accrued Salary and Vacation. You will be paid all salary and accrued, unused vacation pay earned through the date of your separation pursuant to this Section 4.2, less all applicable withholding taxes, on the first regular pay date following the date of your separation.

(c) No Other Payments. Upon payment of the amounts to be paid pursuant to Sections 4.2(a) and 4.2(b) and such obligations as may be required by applicable law, the Company shall have no further liability under this Offer Letter or as a result of your separation.

4.3 Release Required. You will not be entitled to receive the payment set forth in Section 4.2(a) and, if applicable, Section 8, unless you execute, at least seven days before the date payment is due to be made, and do not revoke, a release in the form of Exhibit B in favor of the Company, Cott and related parties of all claims or liabilities of any kind relating to your employment with the Company and the termination of such employment (the “Release”).

5. Other Termination. If your employment is terminated by (a) your voluntary resignation without Good Reason, (b) your death, or (c) by the Company for Cause or as a result of your Disability, then you shall not be entitled to receive any other payments, entitlements or benefits other than Annual Base Salary earned through the date of termination and reimbursement for expenses through the date of termination and, in either case, not yet paid. For greater certainty, with respect to a termination by reason of death or by reason of a Disability, nothing in this Offer Letter shall derogate from any rights and/or entitlements that you may be entitled to receive under any other equity compensation or benefit plan of the Company applicable to you.

6. Resignation. Upon your separation, you will be deemed to have resigned all positions you hold with the Company and any if its Affiliates as of the date of your separation, including any director or officer positions, and you agree that upon termination you will execute such tenders of resignation as may be requested by the Company to evidence such resignations.

7. Restrictive Covenants.

7.1 Confidentiality.

(a) You acknowledge that in the course of carrying out, performing and fulfilling your obligations to the Company hereunder, you will have access to and be entrusted with information that would reasonably be considered confidential to the Company, Cott and other Cott Affiliates, the disclosure of which to competitors of the Company, Cott or other Cott Affiliates or to the general public, would be highly detrimental to the best interests of the Company, Cott and/or other Cott Affiliates. Such information includes, without limitation, trade secrets, know-how, marketing plans and techniques, cost figures, client lists, software, and information relating to employees, suppliers, customers and persons in contractual relationship with the Company, Cott or other Cott Affiliates. Except as may be required in the course of carrying out your duties hereunder, you covenant and agree that you will not disclose, for the duration of your employment or at any time thereafter, any such information to any person, other than to the directors, officers, employees or agents of the Company, Cott and Cott’s other Affiliates who have a need to know such information, nor shall you use or exploit, directly or indirectly, such information for any purpose other than for the purposes of the Company, Cott and Cott’s other Affiliates, nor will you disclose or use for any purpose, other than for those of the Company, Cott or Cott’s other Affiliates, any other information which you may acquire during your employment with respect to the business and affairs of the Company, Cott or Cott’s other Affiliates. Notwithstanding all of the foregoing, you shall be entitled to disclose such information if required pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, provided that you shall first have:

(i) notified the Company;

(ii) consulted with the Company on whether there is an obligation or defense to providing some or all of the requested information; and

(iii) if the disclosure is required or deemed advisable, cooperate with the Company in an attempt to obtain an order or other assurance that such information will be accorded confidential treatment.

(b) Notwithstanding the foregoing, you may disclose information relating to your own compensation and benefits to your spouse, attorneys, financial advisors and taxing authorities. Please note that pursuant to rules promulgated by the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934 in effect on the date hereof, the amount and components of your compensation may be required to be publicly disclosed on an annual basis.

7.2 Inventions. You acknowledge and agree that all right, title and interest in and to any information, trade secrets, advances, discoveries, improvements, research materials and databases made or conceived by you prior to or during your employment relating to the business or affairs of the Company or Cott shall belong to the Company. In connection with the foregoing, you agree to execute any assignments and/or acknowledgements as may be requested by the Company’s Chief Executive Officer from time to time.

7.3 Corporate Opportunities. Any business opportunities related to the business of the Company or Cott which become known to you during your employment with the Company must be fully disclosed and made available to the Company by you, and you agree not to take or attempt to take any action if the result would be to divert from the Company any opportunity which is within the scope of its or Cott’s business.

7.4 Non-Competition and Non-Solicitation.

(a) You will not at any time, without the prior written consent of the Company, during your employment with the Company and, if applicable, its Affiliates and for a period of twelve (12) months after your separation from such employment (regardless of the reason for such separation and whether caused by you or the Company or one of its Affiliates), either individually or in partnership, jointly or in conjunction with any person or persons, firm, association, syndicate, corporation or company, whether as agent, shareholder, employee, consultant, or in any manner whatsoever, directly or indirectly:

(i) anywhere in the Territory, engage in, work for, provide services to, carry on or otherwise have any interest in, advise, lend money to, guarantee the debts or obligations of, permit your name to be used in connection with any business which is competitive to the Business or which provides the same or substantially similar services as the Business;

(ii) for the purpose, or with the effect, of competing with any business of the Company, Cott or any other Cott Affiliate, solicit, interfere with, accept any business from or render any services to anyone who is a client or a prospective client of the Company, Cott or any other Cott Affiliate at the time you ceased to be employed by the Company or who was a client during the 12 months immediately preceding such time; or

(iii) solicit or offer employment to any person employed or engaged by the Company, Cott or any other Cott Affiliate at the time you ceased to be employed by the Company or who was an employee during the 12-month period immediately preceding such time.

(b) Nothing in this Offer Letter shall prohibit or restrict you from holding or becoming beneficially interested in up to one (1%) percent of any class of securities in any company provided that such class of securities are listed on a recognized stock exchange in Canada or the United States.

(c) If you are at any time in violation of any provision of this Section 7.4, then each time limitation set forth in this Section 7.4 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company or Cott seeks injunctive relief from any such violation, then the covenants set forth shall be extended for a period of time equal to the pendency of the proceeding in which relief is sought, including all appeals therefrom.

7.5 Insider and Other Company Policies. You will comply with all applicable securities laws and the Company’s and Cott’s insider trading policy and insider reporting procedures in respect of any securities of the Company or Cott that you may acquire, and you will comply with all other of the Company’s and Cott’s policies that may be applicable to you from time to time, including, without limitation, the Company’s and Cott’s policies on pricing, procurement, accounting, financial reporting, delegations of authority and responsibility, and conduct.

7.6 Non-Disparagement. The Company and you agree that neither party will disparage the other in any manner and will in all respects avoid any negative criticism of the other and, in your case, of Cott. The foregoing non-disparagement provision does not apply on occasions when you or the Company provide truthful information in good faith to any federal, state, or local agency investigating an alleged violation of any employment-related or other law or otherwise gathering information pursuant to any official investigation, hearing, trial or proceeding. You and the Company shall also (i) be permitted to defend your/itself against any statement made by the other party that is intended or reasonably likely to disparage the other’s reputation if you or the Company, as applicable, have a reasonable good faith belief that your or its statements in such defense are not false statements, (ii) be permitted, while you are employed by the Company, to make any statement not otherwise false or misleading that you or the Company, as applicable, determine in good faith is reasonably necessary or appropriate to the discharge of your or its duties and responsibilities, and (iii) provide truthful testimony in any legal proceeding. The foregoing provision also does not prevent the Company and Cott from making internal statements or statements to outside attorneys, auditors, or other advisors, in each case for legitimate business reasons to individuals who the Company or Cott reasonably believes has a need to know the information contained in the statements. Lastly, this section shall not prevent you, during your employment, from discussing terms and conditions of your employment for mutual aid and protection and engaging in such other speech as may be protected by applicable law.

7.7 Injunctive Relief.

(a) You acknowledge and agree that in the event of a breach of the covenants, provisions and restrictions in this Section 7, the Company’s remedy in the form of monetary damages will be inadequate and that the Company, Cott and Cott’s other Affiliates shall be, and are hereby, authorized and entitled, in addition to all other rights and remedies available to them, to apply for and obtain from a court of competent jurisdiction interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach.

(b) The parties acknowledge that the restrictions in this Section 7 are reasonable in all of the circumstances and you acknowledge that the operation of restrictions contained in this Section 7 may seriously constrain your freedom to seek other remunerative employment. If any of the restrictions are determined to be unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Company, Cott and Cott’s other Affiliates but would be valid, for example, if the scope of their time periods or geographic areas were limited, the parties consent to the court making such modifications as may be required and such restrictions shall apply with such modifications as may be necessary to make them valid and effective.

7.8 Survival of Restrictions. Each and every provision of this Section 7 shall survive the termination of this Offer Letter or your employment (regardless of the reason for such termination).

7.9 Forfeiture/Recoupment. Notwithstanding the provisions of Section 4.2 or any other provision of this Offer Letter, if following the termination of your employment, you are entitled to payments or other benefits under Section 4.2(a), but (i) the Company later determines that Cause with respect to your termination of employment existed at the time of your termination, (ii) you breach any provision of or revoke the Release, or (iii) you breach any provision of Section 7 of this Offer Letter or any restrictive covenant contained in any other agreement between you and the Company or one of its Affiliates, then in each case you shall not be entitled to any payments or other benefits pursuant to Section 4.2(a), any and all such payments to be made by the Company pursuant to Section 4.2(a) shall cease, and you shall return immediately any such other payments previously made to you.

8. Code Section 409A.

8.1 In General. This Section 8 shall apply to you if you are subject to Section 409A of the United States Internal Revenue Code of 1986 (the “Code”), but only with respect to any payment due hereunder that is subject to Section 409A of the Code.

8.2 Release. Any requirement that you execute and not revoke a release to receive a payment hereunder shall apply to a payment described in Section 8.1 only if the Company provides the release to you on or before the date of your separation from employment. In no event shall the timing of your execution of the release, directly or indirectly, result in your designating the calendar year of payment, and if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year.

8.3 Payment Following Separation. Notwithstanding any other provision herein to the contrary, any payment described in Section 8.1 that is due to be paid within a stated period following your separation shall be paid:

(a) If, at the time of your separation, you are a “specified employee” as defined in Section 409A of the Code, such payment shall be made as of the later of (i) the date payment is due hereunder, or (ii) the earlier of the date which is six months after your “separation from service” (as defined under Section 409A of the Code), or the date of your death; or

(b) In any other case, on the later of (i) last day of the stated period, or if such stated period is not more than 90 days, at any time during such stated period as determined by the Company without any input from you, or (ii) the date of your “separation from service” (as defined under Section 409A of the Code).

8.4 Reimbursements. The following shall apply to any reimbursement that is a payment described in Section 8.1: (a) with respect to any such reimbursement under Section 9.8, reimbursement shall not be made unless the expense is incurred during the period beginning on your effective hire date and ending on the sixth anniversary of your death; (b) the amount of expenses eligible for reimbursement during your taxable year shall not affect the expenses eligible for reimbursement in any other year; and (c) the timing of all such reimbursements shall be as provided herein, but not later than the last day of your taxable year following the taxable year in which the expense was incurred.

8.5 Offset. If you are subject to Section 409A of the Code, any offset under Section 9.11 shall apply to a payment described in Section 8.1 only if the debt or obligation was incurred in the ordinary course of your employment with the Company, the entire amount of the set-off in any taxable year of the Company does not exceed $5,000, and the set-off is made at the same time and in the same amount as the debt or obligation otherwise would have been due and collected from you.

8.6 Interpretation. This Offer Letter shall be interpreted and construed so as to avoid the additional tax under Section 409A(a)(1)(B) of the Code to the maximum extent practicable.

9. General Provisions.

9.1 Entire Agreement. This Offer Letter, together with the plans and documents referred to herein, constitutes and expresses the whole agreement of the parties hereto, or in the case of the Company any of its Affiliates or direct or indirect subsidiaries, with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to your employment and supersedes that offer letter dated August 11, 2016. All promises, representation, collateral agreements and undertakings not expressly incorporated in this Offer Letter are hereby superseded by this Offer Letter; provided, however, that you reaffirm any post-separation obligations related to confidential or other protectable information that you have to the Company or its Affiliates or subsidiaries (including as to the protection and non-use of such information), assign the right to enforce such obligations to the Company, and acknowledge that going forward such obligations shall inure to the benefit of the Company, Cott and Cott’s other Affiliates.

9.2 Amendment. This Offer Letter may be amended or modified only by a writing signed by both of the parties hereto.

9.3 Assignment. This Offer Letter may be assigned by the Company to an Affiliate (including Cott) or any successor to its business or operations. Your rights hereunder may not be transferred by you except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Any purported assignment in violation of the preceding sentence shall be void.

9.4 Governing Law; Consent to Personal Jurisdiction and Venue. The validity, interpretation, and performance of this Offer Letter shall be governed, interpreted, and construed in accordance with the laws of the State of Florida without giving effect to the principles of comity or conflicts of laws thereof. You hereby consent to personal jurisdiction and venue of the state and federal courts within the State of Florida, for any action brought by the Company and/or Cott arising out of a breach or threatened breach of this Offer Letter or out of the relationship established by this Offer Letter and, unless and until such courts decline to exercise jurisdiction, you hereby agree that any action brought by you, alone or in combination with others, against the Company or Cott, whether arising out of this Offer Letter or otherwise, shall be brought exclusively in the state and federal courts within the State of Florida.

9.5 Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Offer Letter shall not affect the enforceability of the remaining portions of the Offer Letter or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in the Offer Letter shall be declared invalid, the Offer Letter shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

9.6 Section Headings and Gender. The section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Offer Letter. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.

9.7 No Term of Employment. Nothing herein obligates the Company to continue to employ you. Where lawfully permitted in any jurisdiction in which you perform employment responsibilities on behalf of the Company, your employment shall be at will.

9.8 Indemnification.

(a) The Company will indemnify and hold you harmless to the maximum extent permitted by applicable law against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which you are made or are threatened to be made a party by reason of the fact that you are or were an officer of the Company or any Affiliate. In addition, the Company agrees that you shall be covered and insured up to the maximum limits provided by any insurance which the Company maintains to indemnify its directors and officers (as well as any insurance that it maintains to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors).

(b) You shall not, however, be entitled to the advancement of expenses from the Company for any claim that may arise under this Offer Letter and, further, in connection with any permitted advancement of expenses, you shall enter into a legally binding written agreement to reimburse the Company for any expenses advanced should it be ultimately determined that you were not entitled to indemnification.

(c) Notwithstanding the above provisions of section 9.8, you shall not be entitled to any indemnification or advancement of expenses in the event that the Company itself brings an action against you, including but not limited to actions for a breach of the fiduciary duty of loyalty or other torts.

9.9 Survivorship. Upon the termination of your employment, the respective rights and obligations of the parties shall survive such termination to the extent necessary to carry out the intended preservation of such rights and obligations.

9.10 Taxes. All payments under this Offer Letter shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Company may reasonably determine and should withhold pursuant to any applicable law or regulation.

9.11 Set-Off. Except as limited by Section 8.5, the Company may set off any amount or obligation which may be owing by you to the Company or any Affiliate against any amount or obligation owing by the Company to you.

9.12 Records. All books, records, and accounts relating in any manner to the Company, any Affiliate, or to any suppliers, customers, or clients of the Company or any Affiliate, whether prepared by you or otherwise coming into your possession, shall be the exclusive property of the Company or its Affiliates, as applicable, and immediately returned to the Company upon termination of employment or upon request at any time.

9.13 Counterparts. This Offer Letter may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

9.14 Consultation with Counsel. You acknowledge that you have conferred with your own counsel with respect to this Offer Letter, and that you understand the restrictions and limitations that it imposes upon your conduct.

— Remainder of Page Left Blank Intentionally —

Ron, please indicate your acceptance of this offer by returning one signed original of this Offer Letter.

Yours truly,

/s/ Jerry Fowden

Jerry Fowden

Chief Executive Officer

I accept this offer of employment and agree to be bound by the terms and conditions listed herein.

/s/ C. Ron Hinson	November 6, 2017
C. Ron Hinson	Date

Exhibit 10.1

Exhibit A

Definitions

“Affiliate” shall mean, with respect to any person or entity (herein the “first party”), any other person or entity that directs or indirectly controls, or is controlled by, or is under common control with, such first party. The term “control” as used herein (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to: (i) vote 50% or more of the outstanding voting securities of such person or entity, or (ii) otherwise direct or significantly influence the management or policies of such person or entity by contract or otherwise.

“Business” means (i) the business of providing Company Products to the institutional food service market, the convenience store market, the home and office coffee service delivery market, the commercial vending business and/or distributors who distribute the Company’s Products to end-user customers as well as the servicing of machines that store and/or distribute Company Products, and (ii) any other business in which the Company or any other member of the Non-Compete Company Group is engaged at any time during the Employment Term.

“Cause” shall mean your:

(a) willful failure to properly carry out your duties and responsibilities or to adhere to the policies of the Company and, if applicable, its Affiliates (including Cott) after written notice by the Company of the failure to do so, and such failure remaining uncorrected following an opportunity for you to correct the failure within ten (10) days of the receipt of such notice;

(b) theft, fraud, embezzlement, self dealing, dishonesty or misappropriation, or the gross negligence or willful misconduct, involving the property, business or affairs of the Company or its Affiliates (including Cott), or in the carrying out of your duties, including, without limitation, any material breach of the representations, warranties and covenants contained in any written agreement with the Company, Cott or its Affiliates;

(c) conviction of or plea of guilty, plea of nolo contendore or no contest for any felony or any criminal offence that involves fraud, dishonesty, theft, violence or moral turpitude;

(d) breach of a fiduciary duty owed to the Company or any of its Affiliates (including Cott);

(e) refusal to follow the lawful written reasonable and good faith direction of the Company’s Board of Directors or the Company’s or Cott’s Chief Executive Officer; provided such written directions are consistent with your position as the Chief Executive Officer of the Company;

(f) intentional misconduct in connection with working for the Company, or intentional misconduct outside of work that harms or is likely to harm the Company or its reputation;

(g) misrepresentation of your educational or professional experience; or

(h) any act that causes the Company to violate any applicable laws or regulations

“Company Products” means coffee, tea, carbonated and non-carbonated fountain and other beverages, beverage mixes, syrups and extracts, and specialty allied products.

“Disability” shall mean any incapacity or inability by you, including any physical or mental incapacity, disease, illness or affliction, which has prevented or which will likely prevent you from performing the essential duties of your position, with or without reasonable accommodation, for six (6) consecutive months or for any cumulative period of one hundred and twenty-five (125) business days (whether or not consecutive) in any one (1) -year period, subject to applicable law.

“Good Reason” shall mean any of the following:

(a) a material diminution in your title, authority, duties and responsibilities; unless such diminution is effected with your approval;

(b) a reduction in your then-current Annual Base Salary or target bonus opportunity as a percentage of Annual Base Salary, unless such reduction is made applicable to all Company senior executives;

(c) relocation of your principal place of employment to a location that is more than seventy five (75) miles away from your principal place of employment on the Employment Date, unless such relocation is effected with your approval; or

(d) a material breach by the Company of any provisions of this Offer Letter.

You shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, provided, that no termination for Good Reason based on such circumstances shall occur more than one hundred eighty (180) days after the initial existence of such Good Reason event. Upon receiving such notice, the Company shall have 30 days to cure the specific circumstances alleged to constitute Good Reason. Your failure to (i) provide the Company with written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, or (ii) terminate for Good Reason within one hundred eighty (180) days from the first occurrence of such event, shall in either case be deemed your irrevocable waiver of any claim that such circumstances may constitute “Good Reason,” but shall not prevent you from terminating for Good Reason in accordance with the terms of this Offer Letter based on different or new circumstances constituting Good Reason.

“Non-Compete Company Group” will be defined as the Company, Cott, and any of their subsidiaries, joint venturers or “sister” entities (but only those “sister” companies under common control by the same parent and which engage in the same businesses as the Company or Cott).

“Territory” shall mean (i) anywhere the Company, Cott or its Affiliates manufactures, develops, markets or sells its products at any time during the last 12 months of the Employment Term; and (ii) the continental United States.

Exhibit 10.1

Exhibit B

Form of Release

RELEASE AGREEMENT

In consideration of the mutual promises, payments and benefits provided for in the Offer Letter between S. & D. Coffee, Inc. (the “Company”) and Ron Hinson (the “Employee”) dated [______] the Company and the Employee agree to the terms of this Release Agreement. Capitalized terms used and not defined in this Release Agreement shall have the meanings assigned thereto in the Offer Letter.

1	The Employee acknowledges and agrees that the Company is under no obligation to offer the Employee the payments and benefits set forth in Section 4.2(a) of the Offer Letter unless the Employee consents to the terms of this Release Agreement. The Employee further acknowledges that he/she is under no obligation to consent to the terms of this Release Agreement and that the Employee has entered into this agreement freely and voluntarily.

2	In consideration of the payment and benefits set forth in the Offer Letter , the Employee voluntarily, knowingly and willingly releases and forever discharges the Company and its Affiliates (including but not limited to the Cott Corporation), together with its and their respective officers, directors, partners, shareholders, employees and agents, and each of its and their predecessors, successors and assigns (collectively, “Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Employee or his/her executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have against the Releasees by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Employee. The release being provided by the Employee in this Release Agreement includes, but is not limited to, any rights or claims relating in any way to the Employee’s employment relationship with the Company or any its Affiliates, or the termination thereof, or under any statute, including, but not limited to the Employment Standards Act, 2000, the Human Rights Code, the Workplace Safety and Insurance Act re-employment provisions, the Occupational Health &Safety Act, the Pay Equity Act, the Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, and the Americans With Disabilities Act, or pursuant to any other applicable law or legislation governing or related to his/her employment or other engagement with the Company. The Employee is aware of his rights under the Human Rights Code and represents, warrants, and hereby confirms that he is not asserting such rights, alleging that any such rights have been breached, or advancing a human rights claim or complaint. In no event shall this Release apply to the Employee’s right, if any, to indemnification, under the Employee’s Offer Letter or otherwise, that is in effect on the date of this Release Agreement and, if applicable, to the Company’s obligation to maintain in force reasonable director and officer insurance in respect of such indemnification obligations.

3	The Employee acknowledges and agrees that he/she shall not, directly or indirectly, seek or further be entitled to any personal recovery in any lawsuit or other claim against the Company or any other Releasee based on any event arising out of the matters released in paragraph 2.

4	Nothing herein shall be deemed to release: (i) any of the Employee’s continuing rights under paragraph 4.2 of the Offer Letter; or (ii) any of the vested benefits that the Employee has accrued prior to the date this Release Agreement is executed by the Employee under the employee benefit plans and arrangements of the Company or any of its Affiliates; or (iii) any claims that may arise after the date this Release Agreement is executed.

5	Other than the payments set forth in Section 4.2(a) and, if applicable, Section 8 of the Offer Letter, the Employee acknowledges and agrees that he is not entitled to any further benefits from the company, and has been paid any and all salary, bonuses, expense reimbursements or other amounts due from the Company.

6	The Employee acknowledges that he has carefully read and fully understands all of the provisions and effects of the Offer Letter and this Release Agreement. The Employee also acknowledges that the Company, by this paragraph 6 and elsewhere, has advised him/her to consult with an attorney of his/her choice prior to signing this Release Agreement. The Employee represents that, to the extent he/she desires, he/she has had the opportunity to review this Release Agreement with an attorney of his/her choice.

7	The Employee acknowledges that he/she has been offered the opportunity to consider the terms of this Release Agreement for a period of at least [twenty-one (21)/forty-five (45)] days, although he/she may sign it sooner should he/she desire. The Employee further shall have seven (7) additional days from the date of signing this Release Agreement to revoke his/her consent hereto by notifying, in writing, the General Counsel of the Cott Corporation. This Release Agreement will not become effective until seven days after the date on which the Employee has signed it without revocation.

Dated:

S. & D. Coffee, Inc.

Name:
Title: